Exhibit 99.1

395 de Maisonneuve Blvd. West
Montreal, QC H3A 1L6

News Release

TICKER SYMBOL	MEDIA RELATIONS	INVESTOR RELATIONS
UFS (NYSE, TSX)	Michel A. Rathier Tel.: 514-848-5103 Email: communications@domtar.com	Pascal Bossé Tel.: 514-848-5938 Email: ir@domtar.com

DOMTAR TO PERMANENTLY SHUT DOWN ITS DRYDEN, ONTARIO PAPER MACHINE

Montreal, November 4, 2008 – Domtar Corporation (NYSE/TSX: UFS) announced today that it will permanently shut down the paper machine and converting operations of its Dryden, Ontario mill. This will result in the permanent curtailment of Domtar’s annual paper production capacity by approximately 151,000 short tons of uncoated freesheet paper and will affect approximately 195 employees. Dryden papermaking and converting operations are expected to cease by mid-November 2008.

“Given adverse economic conditions and the continued softening of demand for fine papers, we need to further reduce our production capacity,” said Raymond Royer, President and Chief Executive Officer of Domtar. “The mill’s relative cost position and the need to maintain a balance in Domtar’s supply and demand system have made this difficult decision necessary. This announcement also reflects our strong commitment to our customers and other stakeholders to be the most efficient producer in North America. Dryden papermaking employees have made commendable efforts over the last several years in trying to meet these challenges and I want to thank them for their dedication,” concluded Mr. Royer.

Dryden’s pulp production and related forestland activities will remain in operation. Dryden has one pulp line with an annual production capacity of 319,000 air dry metric tonnes.

Domtar will take appropriate measures to assist employees affected by these decisions in accordance with its policies.

About Domtar

Domtar Corporation (NYSE/TSX:UFS) is the largest integrated manufacturer and marketer of uncoated freesheet paper in North America and the second largest in the world based on production capacity, and is also a manufacturer of papergrade, fluff and specialty pulp. The Company designs, manufactures, markets and distributes a wide range of business, commercial printing and publication as well as converting and specialty papers including recognized brands such as Cougar®, Lynx® Opaque, Husky® Offset, First Choice® and Domtar EarthChoice® Office Paper, part of a family of environmentally and socially responsible papers. Domtar owns and operates Domtar Distribution Group, an extensive network of strategically located paper distribution facilities. Domtar also produces lumber and other specialty and industrial wood products. The Company employs nearly 13,000 people. To learn more, visit www.domtar.com.

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Forward – Looking Statements

All statements in this press release that are not based on historical fact are “forward-looking statements.” While management has based any forward-looking statements contained herein on its current expectations, the information on which such expectations were based may change. These forward-looking statements rely on a number of assumptions concerning future events and are subject to a number of risks, uncertainties, and other factors, many of which are outside of our control that could cause actual results to materially differ from such statements. Such risks, uncertainties, and other factors include, but are not necessarily limited to, those set forth under the captions “Forward-Looking Statements” and “Risk Factors” of the Form 10-K filed with the SEC. Unless specifically required by law, we assume no obligation to update or revise these forward-looking statements to reflect new events or circumstances.

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